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                                EXHIBIT 10.24

        FIRST AMENDMENT TO EMPLOYMENT AGREEMENT OF ROBERT M. DAUGHERTY



     This First Amendment to Employment Agreement of Robert M. Daugherty (the "Amendment") is entered into this ____ day of May, 2002, by and between Robert
M. Daugherty (hereinafter "Executive") and Humboldt Bancorp ("Employer"), with reference to the following facts:

                                 RECITALS

     WHEREAS, Employer and Executive entered into an Employment Agreement (the "Agreement") on April 11, 2002 under which Executive became President and Chief Executive Officer of Employer effective April 15, 2002; and

     WHEREAS, on March 25, 2002, when negotiations between Employer and Executive were concluded with respect to the terms of Executive's compensation pursuant to the Agreement, including stock options and bonus compensation, the market price of Employer's stock was $9.90 per share; and

     WHEREAS, on April 15, 2002, the date on which stock options for 150,000 shares of Humboldt Bancorp stock were granted Executive by Employer pursuant to the Agreement, the market price of Employer's stock was $11.95 per share; and

     WHEREAS, such increase in the market price of Employer's stock resulted in an unintended diminution of value of said stock options between March 25, 2002 and April 15, 2002 of approximately $300,000; and

     WHEREAS, it is the desire of the Board of Directors of Employer to adjust Executive's compensation to provide a means for Executive to potentially recover all or part of said diminution of the value of said stock options and to reflect increasing stock value in the future; and

     WHEREAS, on April 22, 2002, the Board of Directors in executive session passed a resolution approving such an adjustment;

     NOW, THEREFORE, in consideration of the Recitals set forth above and the role Executive's efforts will play in future increases in the value of Humboldt Bancorp stock, Employer and Executive hereby agree as follows:

1. In this Amendment, unless otherwise expressly provided capitalized terms shall have the meanings ascribed to them as are set forth for such terms in the Agreement.

2. In all respects other than as expressly set forth herein, the Agreement remains unmodified.

3. Subparagraph (b) of Paragraph 7 of the Agreement is amended to read, in its entirety, as follows:

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(b)  Incentive Programs.
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     (i)  General. During the Term of Employment, Executive shall be entitled to participate in any annual and longer-term incentive programs adopted by Employer and which cover employees in positions comparable to that of Executive. Specifically, and not in limitation of the above, Executive shall be entitled to a guaranteed first-year bonus at the end of Executive's first full year of service in the amount of $130,000, with bonuses thereafter based upon performance up to one hundred percent (100%) of Executive's base salary existing at the time of any such bonus.

     (ii) Special Incentive Bonus. As a completely independent incentive plan and notwithstanding any limitation set forth in subparagraph (i) of this Paragraph 7(b), if at any time on or before April 15, 2005 and while Executive is employed by Employer in the capacity of President and Chief Executive Officer:

          (1) The price of Humboldt Bancorp stock closes at over $16.00 per share for thirty (30) consecutive days, Executive will receive a cash bonus of $100,000;

          (2) The price of Humboldt Bancorp stock closes at over $21.00 per share for thirty (30) consecutive days, Executive will receive a further cash bonus of $100,000;

          (3) The price of Humboldt Bancorp stock closes at over $26.00 per share for thirty (30) consecutive days, Executive will receive a further cash bonus of $100,000;

          provided, however, that each of the Humboldt Bancorp stock closing prices set forth in subparagraphs (1), (2) and (3) above will be adjusted for any stock split or stock dividend which may occur between the date of this Agreement and the date of the applicable bonus; and provided further, that in the event of a change of control of Humboldt Bancorp which results in the per share value of Humboldt Bancorp stock exceeding one or more of the closing prices set forth in subparagraphs
          (1), (2) and (3) above, the bonus(es) applicable to such price(s) will be granted immediately upon the effective date of such change in control and the requirement hereinabove set forth for a 30-day period of maintenance of stock price level at or above the stated level shall be waived. As an example only, if, at a time when the value of Humboldt Bancorp stock has never reached the price of $16.00 per share and maintained that price for 30 consecutive days, a tender offer is made and accepted for the purchase of Humboldt Bancorp for $23.00 per share, on the effective date of the change of control Executive would be entitled to a bonus of $200,000. The method and timing of payment of any Special Incentive Bonus set forth in this subparagraph (ii) may be agreed upon between Executive and the Board of Directors at the time of its grant, if and when that occurs; provided, however, that in the event no agreement can be reached within 45 days of such grant, the bonus shall be paid to Executive, at Executive's option, (a) immediately in a single installment, or (b) in equal monthly installments over the immediately succeeding twelve (12) months.

     IN WITNESS WHEREOF, Employer and Executive have executed this Amendment on May ___ , 2002.


HUMBOLDT BANCORP                            ROBERT M. DAUGHERTY

by
Name:
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Title:                                      Date:
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Date:
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